Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-252340) of Intel Corporation,

(2)	Registration Statement (Form S-4 No. 333-158222) of Intel Corporation, and

(3)	Registration Statements (Form S-8 Nos. 333-172024, 333-45395, 333-49696, 333-124805, 333-135178, 333-135177, 333-143932, 333-141905, 333-160272, 333-160824, 333-172454, 333-172937, 333-175123, 333-190236, 333-191956, 333-205904, 333-208920, 333-221555, 333-232093, 333-236046, 333-253077, and 333-249614) of Intel Corporation;
of our reports dated January 26, 2022, with respect to the consolidated financial statements of Intel Corporation and the effectiveness of internal control over financial reporting of Intel Corporation included in this Annual Report (Form 10-K) of Intel Corporation for the year ended December 25, 2021.

/s/ Ernst & Young LLP

San Jose, California
January 26, 2022